EXHIBIT L-1
                                   (GULFPORT)

                                      LEASE

     THIS LEASE (the "Lease") is made and entered into this 19th day of April, 2000, between John Fayard Moving & Warehousing, L.L.C., as landlord (the "Landlord"), and John Fayard Fast Freight, Inc., a Mississippi corporation, as tenant (the "Tenant").

     1. DEMISE. In consideration of the undertakings of the parties contained herein, Landlord leases to Tenant, and Tenant leases from Landlord, the Leased Premises on the terms and conditions contained in this Lease.

     2. PREMISES.

          2.1 LEASED PREMISES. The Leased Premises comprise a portion of the real property described on Exhibit "A" hereto (the "Property") consisting of:

               the office building, maintenance shop, truck wash, fuel island, and all loading, parking, drive and other exterior areas associated with the terminal facility of Tenant (but not the warehouse space, except to the extent of any Expansion Space).

          2.2 COMMON AREAS. The loading, parking, drive, and other areas exterior to the buildings shall be referred to as the "Common Areas."

          2.3 LANDLORD'S LICENSE. The Landlord shall retain a non-exclusive license during the Term of this Lease (as hereinafter defined) to use (x) the Common Areas; and (y) the portion of the office building used by the employees of Landlord's business at the Commencement Date, in each case to the extent such areas are not required by Tenant for the operation of its business and subject to the requirement that Landlord's activities do not interfere with the operation of the Tenant's business, each as determined by Tenant in its reasonable discretion. In the event John R. Fayard's employment is terminated by Tenant and Landlord and Tenant cannot agree on continued usage of the Common Areas, Tenant shall (a) continue to have a right of ingress and egress to and from the Property and to load and unload at all warehouse locations on the Property. Furthermore, in such instance, to the extent it does not interfere with Tenant's operation of its business, the parties shall allocate the Common Area to the left of the grassy area immediately left of the Property entrance to Landlord and the remainder to Tenant; provided, that Tenant shall have the paramount right to use the entirety of the Leased Premises if reasonably necessary for the operation of its business. In any event, whether or not John
R. Fayard remains employed by Tenant, Tenant shall use its best efforts to keep warehouse doors clear and space available for docking, loading, and unloading in conjunction with Landlord's business.
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          2.4  EXPANSION  OPTION.  At any time during the  Primary  Term of this
Lease, Tenant shall have the option, exercisable on sixty (60) days' written notice to Landlord, to request Landlord to expand the Leased Premises to include exclusive use of the space described on Exhibit "B" (the "Expansion Space"), and Landlord, at its cost, shall provide mutually agreed improvements to such space. Upon completion of the improvements for occupancy by Tenant, the Expansion Space shall, without further action, become part of the Leased Premises, and the Rent (as described in Section 4.1) shall be increased by the FMRV, as defined in
Section 4.2, of the Expansion Space.

     3. TERM.

          3.1 PRIMARY TERM. The term of this Lease shall be for the period April 19, 2000 (the "Commencement Date"), through April 18, 2005 (the "Primary Term"), unless this Lease shall be earlier terminated as hereinafter provided.

          3.2 EXTENSION TERMS. Tenant shall have the option to extend the Primary Term for the extension periods set forth below (the "Extension Terms"), upon the terms of this Lease, except as otherwise provided in Section 4.1(B):

               (A) Extension Terms: two (2) five (5) year renewal options, from:

                   Option one: April 19, 2005, through April 18, 2010. Option two: April 19, 2010, through April 18, 2015.

               (B) Exercise Date: Tenant shall deliver to Landlord notice of its election to so extend the Primary Term or the first Extension Term on or before sixty days from the expiration of the Primary Term, or the first Extension Term, respectively.

          3.3 TERM OF THIS LEASE. The Primary Term and all Extension Terms elected by Tenant sometimes shall be referred to collectively as the "Term of this Lease;" provided, the Term of this Lease shall end upon the expiration or termination of This Lease.

     4. RENT.

          4.1 MONTHLY RENT. During the Term of this Lease, Tenant shall pay rent to Landlord at the address set forth in Section 27 in monthly installments (the "Rent") as set forth in Subparagraphs (A) and (B) below. The first monthly installment of Rent shall be payable on the Commencement Date, and on or before the first business day of each calendar month thereafter. Rent for partial months at the inception or termination of the Lease shall be prorated.

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               (A) Primary Term: monthly installments of $15,000.

               (B) Extension Terms:

                   Option One: monthly installments of $20,000.
                   Option Two:  FMRV paid in monthly installments.

          4.2 FAIR MARKET RENTAL VALUE  DETERMINATIONS.  For purposes of Section
2.2 and 4.1(B), fair market rental value ("FMRV") shall be as agreed to in good faith by the Landlord and Tenant. If no agreement has been reached within 30 days of Landlord's receipt of Tenant's written notice of intent to occupy the Expansion Space or exercise Option Two, respectively, then the FMRV shall be determined by an independent and duly qualified appraiser mutually agreeable to the Landlord and Tenant and the cost of such appraisal shall be borne equally by the Landlord and the Tenant. If no agreement can be reached in choosing such an appraiser, then the Landlord shall select an appraiser (the "Landlord Appraiser") and the Tenant shall select an appraiser (the "Tenant Appraiser") and such appraisers shall mutually agree upon the FMRV. Each party shall bear the cost of its selected appraiser. If the Landlord Appraiser and the Tenant Appraiser are unable to agree on the FMRV, then the Landlord Appraiser and the Tenant Appraiser shall select a mutually agreeable independent and duly qualified appraiser (the "Independent Appraiser"). The determination of the FMRV by the Independent Appraiser shall be binding on the parties; provided, the FMRV determined by the Independent Appraiser shall be within the FMRV range established by the Landlord Appraiser and Tenant Appraiser. "Appraiser," as used in this paragraph, shall include duly licensed real estate brokers.

     5. REAL ESTATE TAXES AND ASSESSMENTS. During the Term of this Lease, the Landlord shall be liable for a percentage of the real estate and property taxes and special assessments that become due and payable with respect to the Property each year during the Term of this Lease equal to the percentage represented by a fraction, the numerator of which is the appraised value of the warehouse space plus one-third of the value of all Common Areas, and the denominator of which is the appraised value of the entire Property and improvements (the "Landlord's Tax Percentage"). Upon receipt of a tax statement from the taxing authority, the Landlord shall forward such statement, along with payment equal to the Landlord's Tax Percentage multiplied by the total tax liability set forth in the tax statement (the "Landlord's Tax Payment"), to the Tenant. Subject to receiving the statement and the Landlord's Tax Payment from the Landlord, the Tenant shall pay, prior to delinquency, directly to the taxing authority, the entire amount of the tax liability set forth on the tax statement. The Tenant shall provide Landlord proof of payment of such tax liability, prior to the dates on which such payments would otherwise become delinquent. The Landlord shall not be liable for any increase in the amount of real estate and property taxes and special assessments levied on the Property because of improvements made to the Leased Premises by the Tenant but shall be 100% liable for any increase in the amount of real estate and property taxes and special assessments levied on the Property because of improvements made to the Property by the Landlord, and the Landlord's Tax Percentage shall be adjusted accordingly. The Landlord shall be liable for 100% of the real estate taxes and special

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assessments   attributable  to  the  Property  after  the  date  this  Lease  is terminated. The tax payments shall be prorated for any partial year during this Lease.

     6. UTILITIES. The Tenant shall pay all charges for all utilities, including, but not limited to, gas, electricity, light, heat, power, water, sewer, cable, and telephone ("utilities"), used or supplied upon or in connection with the Leased Premises to which it is entitled to exclusive use and one-half of such amounts for all other parts of the Leased Premises. The Landlord shall pay for all utilities used or supplied upon or in connection with that portion of the Property outside the Leased Premises and for one-half of the utilities used or supplied upon or in connection with that portion of the Leased Premises to which the Tenant is not entitled to exclusive use. It is the intention of the parties that the foregoing apply to all utilities of any kind and, accordingly, each shall pay its proportionate share of any utility charge relating to or used in or at the Property, but which is not separately metered thereto.

     7. INTENTIONALLY OMITTED.

     8. INTENTIONALLY OMITTED.

     9. TENANT'S IMPROVEMENTS. Subject to obtaining Landlord's written consent for structural improvements (not to be unreasonably withheld and which consent has been given with respect to all items referred to on Exhibit "C"), Tenant, at is sole cost and expense, shall have the right, but shall not be obligated, prior to and during the Term of this Lease to improve, alter, and renovate the Leased Premises in any manner that Tenant deems necessary or desirable to adapt the same for the conduct of its business operations, including without limitation, painting, decorating, redecorating, and installing partitions, floor coverings, wall coverings, drop ceilings, light fixtures, and the work set forth on Exhibit "C." Tenant shall perform all work described in this Section according to the standards set forth in Section 19.1(B).

     10. TRADE FIXTURES; PERSONAL PROPERTY. Tenant, at its sole cost and expense, shall have the right, but not be obligated, to install, use, replace, and remove its trade fixtures and personal property, such as, without limitation, telephone, facsimile, and other communications equipment, machinery, conveyor systems, modular docks, dock levelers, task lights, office furniture, office trailers, and roof antennas. Upon the expiration or the earlier termination of this Lease, Tenant shall have the right to remove such trade fixtures and personal property from the Leased Premises, provided that Tenant shall repair all damage to the Leased Premises resulting from such removal.

     11. MAINTENANCE AND REPAIRS BY TENANT.

          11.1 GENERAL MAINTENANCE AND REPAIR. The Tenant shall, at Tenant's sole expense, keep the interior portions of the Leased Premises to which it is entitled to exclusive use, including all windows, doors, and glass, in as good

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order and repair as it was on the  Commencement  Date,  reasonable wear and tear excepted. Tenant shall also maintain the portions of the Leased Premises to which it is entitled to exclusive use in a clean and orderly condition, and shall not cause the exterior of the buildings or any part of the real property contained within the portions of the Leased Premises to which it is entitled to exclusive use to become littered, disorderly, or unsightly in any manner.

          11.2 TENANT'S SHARE OF COSTS RELATED TO MAINTENANCE AND REPAIR OF COMMON AREAS. Landlord shall maintain and repair the Common Areas and keep them in sufficient condition for operation of the Tenant's business. Tenant shall pay to Landlord upon demand sixty-six and two-thirds percent (66 2/3%) of the direct cost of operating and maintaining all Common Areas, including, without limitation, all parking areas, access roads, sidewalks, landscaped space, and other space contained in the Common Areas. Tenant shall make such payment within thirty (30) days of Landlord's delivery to Tenant of an invoice therefor. The "direct cost of operating and maintaining all Common Areas" shall not include expenses that are capital in nature ("Capital Expenses"), and shall not include any management fees ("Management Fees"; Capital Expenses and Management Fees, together, "Excluded Expenses"). Excluded Expenses shall be the sole responsibility of Landlord.

          11.3 TENANT PERFORMING LANDLORD'S MAINTENANCE. If Landlord fails to perform its maintenance and repair obligations within fifteen (15) days after Tenant's delivery to Landlord of notice of the need therefor, then Tenant shall have the right, upon delivery of three (3) business days' written notice to Landlord, to perform or have performed all or part of such maintenance and repairs, at the sole cost and expense of Landlord, and Landlord shall reimburse Tenant for such costs and expenses within thirty (30) days after Tenant's delivery to Landlord of an invoice therefor. If Landlord fails to pay within thirty (30) days of receiving such invoice, Tenant may offset such costs and expenses against any Rent and other amounts payable by Tenant under this Lease.

     12. MAINTENANCE AND REPAIRS BY LANDLORD.

          12.1 GENERAL MAINTENANCE AND REPAIR. The Landlord shall keep the structural supports and exterior walls and roofs of the buildings contained within the Leased Premises in good order and repair and shall be responsible for the operation and maintenance of all Common Areas. The Landlord shall also maintain in good order and repair all mechanical and utility systems serving the Leased Premises, including without limitation, heating, ventilating, air conditioning, lighting, electrical, plumbing, gas, water supply, sanitary sewers and septic systems, exterior telephone and communication lines and circuits, and underground or overhead electrical supply (sometimes collectively referred to herein as the "Mechanical and Utility Systems").

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          12.2  LANDLORD  PERFORMING  TENANT'S  MAINTENANCE.  If Tenant fails to perform its maintenance and repair obligations within fifteen (15) days after Landlord's delivery to Tenant of notice of the need therefor, then Landlord shall have the right, upon delivery of three (3) business days' written notice to Tenant, to perform or have performed all or part of such maintenance and repairs, at the sole cost and expense of Tenant, and Tenant shall reimburse Landlord for such costs and expenses within thirty (30) days after Landlord's delivery to Tenant of an invoice therefor.

     13. INSURANCE.

          13.1 CASUALTY INSURANCE PROVIDED BY TENANT. At all times during the Term of this Lease, Tenant, at its sole cost and expense, shall cause the Leased Premises (including the Common Areas) to be fully and adequately insured with a customary policy of fire and extended coverage insurance (including vandalism, malicious mischief, and special extended perils or all risk) in an amount not less than the full replacement cost of the Leased Premises, with a standard inflation guard endorsement or, in the event the parties have agreed upon a fixed amount of insurance, with a fixed amount endorsement. Such insurance policy shall name the Landlord as an additional insured, as its interests may appear.

          13.2 CASUALTY INSURANCE PROVIDED BY LANDLORD. At all times during the Term of this Lease, Landlord, at its sole cost and expense, shall cause that portion of the Property outside the Leased Premises to be fully and adequately insured with a customary policy of fire and extended coverage insurance (including vandalism, malicious mischief, and special extended perils or all risk) in an amount not less than the full replacement cost of the subject
Property, with a standard inflation guard endorsement or, in the event the parties have agreed upon a fixed amount of insurance, with a fixed amount endorsement. Such insurance policy shall name the Tenant as an additional insured, as its interests may appear.

          13.3 PUBLIC LIABILITY INSURANCE PROVIDED BY TENANT. At all times during the Term of this Lease, Tenant shall maintain in full force and effect a public liability insurance policy for the Leased Premises (including the Common Areas) with coverage limits of $5,000,000 for bodily injury and $5,000,000 for property damage. Such insurance policy shall name the Landlord as an additional insured, as its interest may appear, and may be provided under Tenant's insurance policies in effect from time to time.

          13.4 PUBLIC LIABILITY INSURANCE PROVIDED BY LANDLORD. At all times during the Term of this Lease, Landlord shall maintain in full force and effect a public liability insurance policy for that portion of the Property outside the Leased Premises (as well as the Common Areas) with coverage limits of $5,000,000 for bodily injury and $5,000,000 for property damage. Such insurance policy

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shall name the Tenant as an additional  insured, as its interest may appear, and may be provided under Landlord's insurance policies in effect from time to time.

          13.5 CERTIFICATES. Any insuring party shall, upon request, provide an insured party with adequate evidence of the continued existence of applicable insurance coverage by certificate(s) of insurance. Each such certificate shall contain an agreement by the insurer that such insurance coverage shall not be modified or canceled without delivery of at least thirty (30) days' written notice to the insured party.

     14. MUTUAL SUBROGATION WAIVER. In the event that any portion of the Property or Tenant's trade fixtures or personal property in the Leased Premises shall be damaged or destroyed by fire, explosion, or other casualty required to be insured against pursuant to Sections 13.1 and/or 13.2, whether or not such damage or destruction is caused, or claimed to be caused, by the negligence or misconduct of Landlord or Tenant, or any of their respective officers, directors, employees, agents, affiliates, contractors, or invitees, neither Landlord, Tenant, nor their respective insurance company(ies), shall have any right of action, by way of subrogation or otherwise, against Tenant or Landlord, or any of their respective officers, directors, employees, agents, affiliates, contractors, or invitees, arising from such damage or destruction, and each policy of insurance required pursuant to Sections 13.1 and 13.2 shall provide a waiver and release by the insurer of any such right. Landlord and Tenant further agree that during or after Tenant's occupancy of the Leased Premises, each will indemnify and hold the other harmless from any claim against the other made by way of subrogation by Landlord's or Tenant's fire and extended coverage insurance carrier(s).

     15. DAMAGE OR DESTRUCTION.

          15.1 REPAIR AND RESTORATION. In the event the Leased Premises shall be damaged or destroyed by fire, casualty, or other risk required to be insured against pursuant to Section 13.1 or at law, Tenant, at its sole cost and expense, shall promptly repair the damage or destruction and restore the Leased Premises to substantially that condition existing immediately prior to such damage or destruction. Unless terminated pursuant to Section 15.2, this Lease shall remain in full force and effect, and Tenant's obligation to pay Rent shall not be abated during the period of Tenant's repair and restoration efforts.

          15.2 RIGHTS OF TERMINATION. If any portion of the Leased Premises shall be rendered untenantable, in Tenant's reasonable judgment, for the use and occupancy thereof by Tenant for the conduct of its business operations as a result of any damage or destruction, or if Tenant reasonably anticipates that the repair and restoration of any such damage or destruction shall not be completed within sixty (60) days after the date of the damage or destruction, then the Tenant may elect to terminate this Lease by delivery of written notice to the Landlord within thirty (30) days after the date of such damage or destruction. Upon delivery of a notice pursuant to this Section, this Lease

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shall  terminate as of the date of the damage or  destruction  unless  otherwise provided in such notice, and Tenant shall have no further liabilities or obligations under this Lease; provided, however, that Tenant shall remain liable for payment of any Rent accrued as of the date of such termination and for the prompt repair and restoration of the damage or destruction necessary to restore the Leased Premises to substantially that condition existing immediately prior to such damage or destruction.

     16. EMINENT DOMAIN.

          16.1 REPAIR AND RESTORATION. In the event that any portion of the Leased Premises shall be taken or threatened to be taken under the power of eminent domain, or settlement in lieu thereof, for any public or quasi-public use, Landlord promptly shall deliver to Tenant notice thereof. Unless terminated pursuant to Section 16.2, this Lease shall remain in full force and effect, and Landlord, at its sole cost and expense, shall repair the damage and restore the Leased Premises so as to constitute the remaining portion thereof a complete architectural unit or units. If Tenant remains in occupancy of the Leased Premises, Landlord shall conduct such repair and restoration efforts in a manner so as not to interfere unreasonably with the use and occupancy of the Leased Premises by Tenant for the conduct of its business operations. Until the completion of Landlord's repair and restoration pursuant to this Section, Tenant's obligation to pay Rent and other amounts payable by Tenant hereunder shall be abated as of the date on which possession of the Leased Premises or portion thereof shall be required by the public or quasi-public body in proportion to the extent that the value of the Leased Premises for the use and occupancy thereof by Tenant for the conduct of its business operations shall be reduced, in Tenant's reasonable judgment.

          16.2 RIGHTS OF TERMINATION. If, as a result of any of the events for which notice is required to be given to Tenant under Section 16.1, the Leased Premises no longer shall be fit and suitable for the use and occupancy thereof by Tenant for the conduct of its business operations by reason of a material reduction of any portion of the Leased Premises, Tenant may elect to terminate this Lease by delivery of written notice to Landlord. In such event, this Lease shall terminate effective as of the date of actual vacation of the Leased Premises by Tenant; and thereupon Tenant shall have no further liabilities or obligations hereunder other than to pay Rent accrued hereunder as of such date of termination.

     17. TENANT'S DEFAULT; LANDLORD'S REMEDIES.

          17.1 TENANT DEFAULT. Each of the following events shall constitute a default of this Lease by Tenant (a "Tenant Default"):

               (A) the failure of Tenant to pay any Rent or other amount payable by Tenant hereunder within five (5) days after the date on which Tenant receives from Landlord notice specifically describing such failure (provided, that failure to pay Rent in exercise of any right

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          of offset to which Tenant or any of its  affiliates  shall be entitled shall not constitute a default); and

               (B) subject to cure by Landlord under Section 12.2, the failure of Tenant to perform any other term, condition, covenant, or obligation of this Lease on the part of Tenant to be performed within thirty (30) days after the date on which Tenant receives from Landlord notice specifically describing such failure; provided, however, that if Tenant shall exercise in good faith diligent efforts within such thirty (30) day period to cure the failure specified in the notice but shall not be able to do so because of a cause or causes beyond the control of Tenant, then any such failure shall not be considered a Tenant Default so long as Tenant shall continue to exercise in good faith such diligent efforts to cure such failure and shall do so within a reasonable period of time.

          17.2 LANDLORD'S REMEDIES. In the event of a Tenant Default, Landlord shall have the following rights and remedies, which shall be exercisable three
(3) business days after the date on which Tenant receives from Landlord additional notice by certified or registered mail with respect thereto:

               (A) to enter upon the Leased Premises and again have, repossess, and enjoy the same as if this Lease had not been made, and all terms, conditions, covenants, and obligations of this Lease on the part of Landlord to be performed shall cease and terminate, without prejudice, however, to the right of Landlord to recover from Tenant all Rent accrued hereunder as of the date of such entry by Landlord; and

               (B) to relet the Leased Premises for the remainder of the then existing Primary Term or Extension Term and to recover from Tenant any deficiency, as it accrues, between the amount so obtained and Rent payable by Tenant hereunder; provided, however, that Landlord shall be obligated in such event to exercise in good faith diligent efforts to mitigate its damages by reletting the Leased Premises for the highest rent reasonably obtainable under the circumstances; and

               (C) to pursue all other rights and remedies to which Landlord may be entitled hereunder, at law or in equity.

     18. LANDLORD'S DEFAULT; TENANT'S REMEDIES.  Subject to cure by Tenant under
Section 11.3, the failure of Landlord to perform any term, condition, covenant, or obligation of this Lease on the part of Landlord to be performed within thirty (30) days after the date on which Landlord receives from Tenant notice specifically describing such failure shall constitute a default of this Lease by Landlord (a "Landlord Default"); provided, however, that if Landlord shall

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exercise in good faith  diligent  efforts  within such thirty (30) day period to cure the failure specified in the notice but shall not be able to do so because of a cause or causes beyond the control of Landlord, then any such failure shall not be considered a Landlord Default so long as Landlord shall continue to exercise in good faith such diligent efforts to cure such failure and shall do so within a reasonable period of time.

     19. REPRESENTATIONS AND WARRANTIES.

          19.1 COMPLIANCE WITH LAWS.

               (A) Landlord represents and warrants that Landlord's Repairs under Section 7, and its maintenance and repairs under Section 12 shall be done in a good and workmanlike manner and comply with all laws, ordinances, and requirements, including, without limitation, the procuring of all building and other permits, licenses, approvals, and certificates of occupancy, and the observance of applicable building, zoning, and other code requirements of governmental authorities with competent jurisdiction. Landlord further represents and warrants that the Property is currently zoned for the use intended by Tenant.

               (B) Tenant represents and warrants that Tenant's Improvements under Section 9, and its maintenance and repairs under Section 11 shall be done in a good and workmanlike manner and comply with all laws, ordinances, and requirements, including, without limitation, the procuring of all building and other permits, licenses, approvals, and certificates of occupancy, and the observance of applicable building, zoning, and other code requirements of governmental authorities with competent jurisdiction. Tenant further represents and warrants that its use and occupancy of the Leased Premises for the conduct of its business operations shall comply with all applicable laws, ordinances, and requirements of governmental authorities with competent jurisdiction.

          19.2 WARRANTY OF TITLE. Landlord represents and warrants that: (a) Landlord is the fee simple owner of the Property with full authority to execute, deliver, and perform this Lease; (b) as of the date of, and during the term of, this Lease, no third party has or will have any rights to occupy or use any part of the Property, including the Leased Premises, other than the right of Landlord and its affiliates to occupy the portion of the Property not included in the Leased Premises and the non-exclusive right to use the Common Areas and that portion of the central office building not included in the Office Space; and (c) as of the date of this Lease, no mortgage, deed of trust, or other lien, or restriction encumbers the Leased Premises, except as set forth in Exhibit "D".

          19.3 BROKER'S COMMISSION. Landlord and Tenant each represents and warrants for the benefit of the other that it has not dealt with any real estate broker, finder, or agent in connection with this Lease.

          19.4 HAZARDOUS AND TOXIC CONDITIONS.

               (A) Landlord represents and warrants that the Property is in compliance with all laws, ordinances, rules, or regulations ("Laws") pertaining to environmental and occupational health and safety matters ("Environmental Laws"). No Environmental Constituent, as hereinafter defined, is present on the Property other than as may be permitted by Environmental Law. The term "Environmental Constituent" shall mean any pollutant, contaminant, foreign substance, or hazardous substance, and shall include but not be limited to, petroleum, petroleum products, and substances identified or designated pursuant to federal and state Environmental Laws, including the Comprehensive Environmental
          Response, Compensation and Liability Act, 42 U.S.C. 9601, ET SEQ. Landlord shall indemnify and hold harmless Tenant, its officers, directors, employees, agents, and affiliates from and against any and all claims, causes of action, suits, judgments, taxes, losses, damages, deficiencies, obligations, costs, and expenses (including, without limitation, reasonable attorneys' fees) arising out of or otherwise in respect of (i) the presence, release, or threatened release of any Environmental Constituent on, to, or from the Property (including soils, groundwater, surface water, buildings, or other structures) unless such presence, release, or threatened release was caused by Tenant, or (ii) any misrepresentation, inaccuracy or breach of this Section 19.4(A).

               (B) Tenant represents and warrants that the Leased Premises will be used in compliance with all Environmental Laws; no Environmental Constituent will be used by Tenant or stored on the Leased Premises other than as permitted by Environmental Law; and Tenant will not discharge, release, or spill any Environmental Constituent in violation of any Environmental Law. Tenant shall indemnify and hold harmless Landlord, its officers, directors, employees, agents, and affiliates from and against any and all claims, causes of action, suits, judgments, taxes, losses, damages, deficiencies, obligations, costs, and expenses (including, without limitation, reasonable attorneys' fees) arising out of or otherwise in respect of (i) any misrepresentation, inaccuracy or breach of this Section 19.4(B), or
          (ii) any third-party claims relating to Environmental Constituents on the Leased Premises arising during the Term of this Lease.

               The indemnification provisions of this Section 19.4 shall be in addition to and shall not be deemed to limit or to be limited by the general mutual indemnification provided for in Section 21 of this Lease.

     20.  LANDLORD'S  RIGHT OF ENTRY.  Following  reasonable  notice to  Tenant,
Landlord may enter upon the Leased Premises as often as Landlord may deem reasonably necessary for the purposes of performing maintenance and repairs, inspecting the Leased Premises, offering the Leased Premises for lease (but only during the period that commences sixty (60) days prior to the expiration of the then existing Primary Term or Extension Term) or offering the Property for sale. Landlord's right of entry shall be exercised in a manner and at times such that there shall be no unreasonable interference with the use and occupancy of the Leased Premises by Tenant for the conduct of its business operations.

     21. GENERAL MUTUAL INDEMNIFICATION. Each party (the "Indemnitor") agrees to indemnify, defend, and hold the other party (the "Indemnitee") harmless from and against any and all claims, causes of action, suits, judgments, taxes, losses, damages, deficiencies, obligations, costs, and expenses (including, without limitation, reasonable attorneys' fees) (collectively "Losses") arising out of or otherwise in respect of: (a) any breach of any representation or warranty or any covenant or agreement of the Indemnitor under this Lease; or (b) any injury to, or death of, persons and/or any damage to, or destruction of, property, on or about the Property and attributable to the negligence or misconduct of the Indemnitor, or its officers, directors, employees, agents, affiliates, contractors, or invitees, except for any such breach, any injury or death, or any damage or destruction arising out of, or with respect to, the negligence or misconduct of the Indemnitee, or any of its officers, directors, employees, agents, affiliates, contractors or invitees, or as otherwise specifically provided in this Lease; provided, however, that the indemnification obligation created by this Section shall be expressly conditioned upon the Indemnitee (i) delivering to the Indemnitor prompt notice of any event giving rise to such indemnification obligation and (ii) providing the Indemnitor the opportunity to defend itself from and against any Losses.

     22. TRANSFERS.

          22.1 ASSIGNMENT AND SUBLETTING. Except as provided in this Section, Tenant shall not assign this Lease nor sublet any portion of the Leased
Premises, without the consent of Landlord, which consent shall not be unreasonably withheld or delayed; provided, however, that Tenant shall have the right, without the consent of Landlord, to assign this Lease or sublet any portion of the Leased Premises to Knight Transportation, Inc. or any of affiliates, or wholly-owned subsidiaries. Absent the written agreement of Landlord, no assignment of this Lease or subletting of all or any portion of the Leased Premises shall relieve Tenant of any of the terms, conditions, covenants, or obligations of this Lease on the part of Tenant to be performed.

          22.2 RIGHT OF FIRST REFUSAL. Tenant shall have a right of first refusal with respect to purchasing the Property, or any portion thereof. The right of first refusal being granted hereunder shall terminate upon the expiration or termination of this Lease. In the event Landlord obtains a bona fide purchase offer for any portion of the Property that is acceptable to Landlord, Landlord shall notify Tenant of the terms of said purchase offer and Tenant shall then have thirty (30) business days within which to agree to purchase the portion of the Property so offered, which purchase shall be on the same terms as contained in such bona fide purchase offer. In the event Tenant declines said right of first refusal or, in the event Tenant does not respond within said thirty (30) business days, Landlord shall then be entitled to sell the subject property to the offering party in strict compliance with the terms of the offer. In the event the sale is not consummated within thirty (30) days after the expiration of the thirty (30) day period, or the sale is upon terms different from those included in the original offer, any sale shall be null and void and the subject property shall again be subject to this right of first refusal.

     23. HOLDING OVER. If Tenant shall continue to occupy the Leased Premises after the expiration of the Term of this Lease or the earlier termination of this Lease, then Tenant shall be deemed to be occupying the Leased Premises as a tenant from month-to-month, subject to the terms and conditions of this Lease as they existed on such expiration or termination; provided, however, that either party shall have the right to terminate such month-to-month tenancy upon delivery of thirty (30) days' notice to the other.

     24. QUIET ENJOYMENT.

          24.1 LANDLORD'S COVENANT. Landlord covenants and agrees that Tenant shall have the peaceful and quiet possession and enjoyment of the Leased Premises for the conduct of its business operations during the Term of this Lease, without hindrance by Landlord or any party whatsoever.

          24.2 TENANT'S OPTION TO TERMINATE. Tenant, at its sole option and discretion, shall have the right to terminate this Lease, effective six (6) months after notice to Landlord, without further liability hereunder except for Rent and other obligations accrued to the effective date of termination, in the event that Landlord leases space in the Property to a third party tenant whose work force is or becomes organized, whether in whole or part, by a union. Tenant may exercise this option by giving the Landlord said notice not later than thirty (30) days after Tenant first learns of the fact of organization by a union.

     25. SUBORDINATION AND ATTORNMENT. Tenant covenants and agrees, on the terms and conditions provided in this Section, that this Lease shall be subordinate to any institutional mortgage or deed of trust that now or hereafter shall encumber the Leased Premises, provided that each mortgagee or beneficiary shall execute and deliver to Tenant a non-disturbance, attornment, and subordination agreement stating (in addition to other reasonable terms, if any) in substance that (i) if Tenant is not in default hereunder, the right of possession of Tenant to the Leased Premises shall not be affected or disturbed by any mortgagee in the exercise of any of its rights under a mortgage or the note secured thereby, and any sale of the Leased Premises pursuant to the exercise of any rights and remedies under a mortgage or otherwise shall be made subject to Tenant's right to possession of the Leased Premises under this Lease; and (ii) Tenant shall attorn to any mortgagee or purchaser at a foreclosure sale (a "Purchaser") upon acquisition of title to the Leased Premises by a mortgagee or Purchaser and notice to Tenant thereof, and this Lease shall continue in full force and effect between Tenant and such mortgagee or Purchaser. Upon Tenant's receipt and approval of such a non-disturbance/attornment agreement from a mortgagee or beneficiary from time-to-time, Tenant covenants and agrees to attorn to such mortgagee or beneficiary upon foreclosure.

     26. SURRENDER OF LEASED PREMISES. Upon the expiration or earlier termination of the Term of this Lease, Tenant shall deliver up and surrender the Leased Premises to Landlord in as good order and condition as upon the Commencement Date, subject to: (a) Tenant's improvements, alterations, and renovations to the Leased Premises, including, without limitation, Tenant's Improvements under Section 9; (b) normal wear and tear; (c) repairs and restorations for which Tenant shall not be responsible hereunder; and (d) Tenant's removal of its trade fixtures.

     27. NOTICE. Any notice, request, demand, waiver, consent, approval, or other communication that is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally (including by nationally recognized overnight courier service) or sent by telegram or by certified mail, postage prepaid, and sent by telecopier as follows:

     If to Tenant, to:     Kevin P. Knight
                           Knight Transportation, Inc.
                           5601 West Buckeye Road
                           Phoenix, Arizona  85043
                           (602) 269-2000 Telephone
                           (602) 606-6504 Fax


     If to Landlord, to:   John R. Fayard, Jr.
                           P. O. Box 2939
                           Gulfport, Mississippi  39503
                           __________________ Telephone
                           __________________ Fax

or to such other address as the addressee shall have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval, or other communication shall be deemed to have been given as of the date so personally delivered, telegraphed, or deposited in the mail and telecopied.

     28. RECORDING. If Landlord or Tenant requests, the parties shall execute and acknowledge a short form of lease for recording purposes, which short form of lease shall be recorded at the expense of the party requesting the same, which party shall pay any documentary transfer tax or other special tax or assessment associated with, or triggered by, such recording.

     29. SIGNS. Tenant shall have exclusive sign rights with respect to the Leased Premises' exterior and interior, and shall have the right to erect and display signs on the Leased Premises and on such other areas of the Property as Tenant reasonably may request, subject only to compliance with applicable laws, ordinances, and requirements of governmental authorities with competent jurisdiction.

     30. MISCELLANEOUS.

          30.1 ENTIRE AGREEMENT. This Lease contains the entire agreement between the parties and no promise, representation, warranty, covenant, agreement, or understanding not specifically set forth in this Lease shall be binding upon either party.

          30.2  AMENDMENTS.   This  Lease  may  not  be  amended,  modified,  or
supplemented in any manner without the prior written consent of the non-amending party.

          30.3 LAW GOVERNING. This Lease shall be construed and governed under the laws of the State of Mississippi. In the event any provision of this Lease is held invalid, illegal, or unenforceable in whole or in part, neither the validity of the remaining part of such provision, nor the validity of any other provision of this Lease, shall in any way be affected thereby.

          30.4 BINDING EFFECT. This Lease shall be binding upon, and inure to the benefit of, the parties and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

          30.5 COUNTERPARTS. This Lease may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

          30.6 WAIVER. The waiver by either party hereto of a breach of any term or provision of this Lease shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Lease.

          30.7 EXHIBITS. The exhibits attached hereto are incorporated herein by this reference. In the event of any conflict between this Lease and an exhibit, the Lease shall control.

          30.8 HEADINGS. Section headings herein are used solely for convenience and shall not be used for interpretation or construing any word, clause, paragraph, or provision of this Lease.

          30.9 COOPERATION. The parties agree to obtain, execute, deliver, and file such additional documents, instruments, and consents as may be reasonably requested by either party, at the sole cost and expense of the requesting party, in order to fully effectuate the terms and conditions of this Lease.

          30.10 SURVIVAL. All representations and warranties in this Lease and the general mutual indemnification provisions of Section 21 shall survive the termination of this Lease.

     IN WITNESS WHEREOF, the parties have caused this Lease to be duly executed by each of their respective authorized representatives effective as of the date first above written.

LANDLORD                                    TENANT

                                            JOHN FAYARD FAST FREIGHT, INC.,
                                            a Mississippi corporation

/s/ John R. Fayard, Jr.                     By: /s/ John R. Fayard, Jr.
-----------------------------------             --------------------------------
John R. Fayard, Jr., individually               John R. Fayard, Jr., President

                                   EXHIBIT "A"
                          LEGAL DESCRIPTION OF PROPERTY

A parcel of land situated and being located in Lot 8, Unit Two, DEDEAUX INDUSTRIAL PARK (Plat Book 36, page 2), Sections 14 and 15, Township 7 South, Range 11 West, First Judicial District of Harrison County, Mississippi, and being more particularly described as: Commencing at the northeast corner of Unit 1, DEDEAUX INDUSTRIAL PARK; thence run North 78 degrees 02 minutes East 51.51 feet along the southerly right-of-way of U. S. Interstate Highway #10 to a concrete right-of-way monument; thence run North 80 degrees 02 minutes East 1015.61 feet along the southerly right-of-way of U. S. Interstate Highway #10 to the northwest corner of Lot 8, Unit Two, DEDEAUX INDUSTRIAL PARK and the Point of Beginning; thence run from said Point of Beginning, South 02 degrees 25 minutes West 400.3 feet along the west line of said Lot 8 to the southwest corner of said Lot 8 and the north right-of-way of Fastway Lane; thence run North 89 degrees 54 minutes East 921.4 feet along the south line of said Lot 8 and the north right-of-way of Fastway Lane and an extension thereof to the southeast corner of said Lot 8; thence run North 01 degrees 15 minutes West
556.8 feet along the east line of said Lot 8 to the northeast corner of said Lot 8 and the southerly right-of-way of U. S. Interstate Highway #10; thence run South 80 degrees 02 minutes West 360.0 feet along the southerly right-of-way of
U. S. Interstate Highway #10; thence run South 09 degrees 58 minutes East 50.0 feet; thence run South 80 degrees 02 minutes West 50.0 feet; thence run North 09 degrees 58 minutes West 50.0 feet to the southerly right-of-way of U. S. Interstate Highway #10; thence run South 80 degrees 02 minutes West 503.2 feet along the southerly right- of-way of U. S. Interstate Highway #10 to the northwest corner of said Lot 8 and the Point of Beginning. Parcel contains 9.94 acres.

                                   EXHIBIT "B"
                                    SITE PLAN



                                 EXPANSION SPACE

                         First bay (approx. 20 feet) of
                         warehouse attached to office building.

                                   EXHIBIT "C"
                              TENANT'S IMPROVEMENTS

                                      None

                                   EXHIBIT "D"
                       MORTGAGES/ENCUMBRANCES/RESTRICTIONS